Exhibit 99.1

FOR IMMEDIATE RELEASE

July 26, 2011

CONTACT:

Investors – (301) 968-9300

Media – (301) 968-9400

AMERICAN CAPITAL AGENCY

REPORTS $1.36 EARNINGS,

$26.76 BOOK VALUE PER SHARE,

ADDS TWO DIRECTORS

Bethesda, MD – July 26, 2011 – American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported net income for the second quarter of 2011 of $177.8 million, or $1.36 per share, and book value of $26.76 per share. Additionally, the Company announced that Robert M. Couch and Samuel A. Flax were elected today to its Board of Directors.

SECOND QUARTER 2011 FINANCIAL HIGHLIGHTS

•	$1.36 per share of net income

¡	$1.41 per share, excluding $0.05 per share of other investment related losses

•	$1.56 per share of taxable income[1]

•	$1.40 per share second quarter dividend

•	$0.44 per share of undistributed taxable income as of June 30, 2011

¡	Increased $0.02, or 5%, from $0.42 per share as of March 31, 2011

•	$26.76 book value per share as of June 30, 2011

¡	Increased $0.80, or 3%, from $25.96 per share as of March 31, 2011

•	19% annualized return on average stockholders’ equity (“ROE”) for the quarter[2]

OTHER SECOND QUARTER HIGHLIGHTS

•	$40 billion investment portfolio value as of June 30, 2011

•	7.5x leverage as of June 30, 2011[3]

[1]	Based on the weighted average shares outstanding for the quarter. Please refer to the section on the use of Non-GAAP financial information
[2]	Annualized ROE based on net income and average month-ended stockholders’ equity for the quarter. Average ROE was 21%, pro forma, when average equity is adjusted to exclude the June 2011 follow-on equity offering that closed on June 28, 2011
[3]	Leverage calculated as the sum of total repurchase agreements, net payable for unsettled purchases and sales of securities and other debt divided by total stockholders’ equity as of June 30, 2011

American Capital Agency Corp.

July 26, 2011

¡	7.6x average leverage for the quarter[4] [5]

•	9% constant prepayment rate (“CPR”) for the second quarter of 2011[6]

¡	8% CPR for the month of July 2011[7]

•	2.46% annualized net interest rate spread for the quarter

¡	2.36% net interest spread as of June 30, 2011

•	$1.37 billion of net proceeds raised from follow-on equity offering during quarter

¡	Equity raise was accretive to book value

“AGNC continued to produce strong results despite considerable volatility in the markets. In addition to paying $1.40 per share of dividends for the ninth straight quarter, we were able to grow our book value, increase what many analysts refer to as core earnings and grow our undistributed taxable income;” said Gary Kain, AGNC President and Chief Investment Officer. “Importantly, despite our growth, AGNC’s commitment to asset quality has never been stronger with an increase in the percentage of securities backed by loans with favorable prepayment attributes to approximately 85% of our 15 year mortgage securities and almost 70% of our 30 year mortgage securities backed by either lower loan balances or higher loan-to-value loans refinanced through the Home Affordable Refinance Program (“HARP”). This marks nearly a 37% increase in the total percentage of 15 year and 30 year securities with similar attributes over March 31, 2011,” continued Mr. Kain.

INVESTMENT PORTFOLIO

As of June 30, 2011, the Company’s investment portfolio totaled $39.9 billion of agency securities, at fair value, comprised of $34.8 billion of fixed-rate securities, $4.6 billion of adjustable-rate securities (“ARMs”) and $0.5 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate securities8. As of June 30, 2011, AGNC’s investment portfolio was comprised of 49% <15-year fixed-rate securities, 4% 20-year fixed-rate securities, 34% 30-year fixed-rate securities9, 12% ARMs and 1% CMOs backed by fixed and adjustable-rate agency securities.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD

During the quarter, the annualized weighted average yield on the Company’s average earning assets was 3.35% and its annualized average cost of funds was 0.89%, which resulted in a net interest rate spread of 2.46%, a decrease of 12 bps from the first quarter of 2011. As of June 30, 2011, the weighted average yield on the Company’s

[4]	Average leverage calculated as the daily weighted average repurchase agreement balance outstanding, less repurchase agreements for treasury securities and other debt divided by average month-ended equity
[5]	Average leverage was 8.3x, pro forma, when average equity is adjusted to exclude the June 2011 follow-on equity offering that closed on June 28, 2011
[6]	Weighted average monthly annualized CPR published during April, May and June 2011 for securities held during the quarter
[7]	Weighted average actual annualized CPR published in July 2011 for securities held as of June 30, 2011
[8]	CMO balance includes $0.2 billion of fixed and adjustable rate interest-only and principal-only strips
[9]	30-year fixed rate securities includes $95 million of 40-year fixed rate securities

American Capital Agency Corp.

July 26, 2011

earning assets was 3.45% and its weighted average cost of funds was 1.09%10. This resulted in a net interest rate spread of 2.36% as of June 30, 2011, a decrease of 6 bps from the weighted average net interest rate spread as of March 31, 2011 of 2.42%11.

The weighted average cost basis of the investment portfolio was 104.4% (or 103.8% excluding interest-only strips) as of June 30, 2011. The amortization of premiums (net of any accretion of discounts) on the investment portfolio for the quarter was $78.9 million, or $0.60 per share. The unamortized net premium as of June 30, 2011 was $1.7 billion.

Premiums and discounts associated with purchases of agency securities are amortized or accreted into interest income over the estimated life of such securities, using the effective yield method. Given that the cost basis of the Company’s mortgage assets exceeds the underlying principal balance by 4.4% as of June 30, 2011, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact, on the Company’s asset yields.

The weighted average projected CPR for the remaining life of all of the Company’s investments held as of June 30, 2011 was 10%; unchanged from March 31, 2011. The actual CPR for the Company’s portfolio during the second quarter of 2011 was 9%, a decrease from 13% during the first quarter of 2011. The most recent CPR published in July 2011 for the Company’s portfolio held as June 30, 2011 was 8%.

“We are very pleased with the prepayment performance of our securities. The aggregate projected CPR of our portfolio as of June 30, 2011 benefited from the changing composition of our portfolio including our acquisition of newer, lower coupon securities backed by loans with favorable prepayment attributes during the quarter. Our projected CPR remained unchanged from March 31, 2011 at 10%, despite an overall decrease in interest rates during the second quarter,” said Chris Kuehl, AGNC Senior Vice President, Mortgage Investments.

The Company’s average cost of funds increased 8 basis points from 0.81% for the first quarter of 2011 to 0.89% for the second quarter of 2011, due largely to timing differences between asset settlements and the initiation of new interest rate swap contracts.

LEVERAGE AND HEDGING ACTIVITIES

As of June 30, 2011, the Company’s $39.9 billion investment portfolio was financed with $33.5 billion of repurchase agreements, $0.1 billion of other debt12 and $4.8 billion of equity capital, resulting in a leverage ratio of 7.0x. When adjusted for the net payable for agency

[10]	Cost of funds as of June 30, 2011 includes the impact of swaps in effect as of June 30, 2011 of $14.1 billion, plus $6.9 billion of forward starting swaps becoming effective, net of swap expirations, within the three month period following June 30, 2011
[11]	Cost of funds as of March 31, 2011 includes the impact of swaps in effect as of March 31, 2011 of $9.4 billion, plus $3.7 billion of forward starting swaps becoming effective, net of swap expirations, within the three month period following March 31, 2011
[12]	Other debt consists of other variable rate debt outstanding at Libor + 25 bps in connection with the consolidation of a structured transaction recorded as a financing transaction under GAAP

American Capital Agency Corp.

July 26, 2011

securities not yet settled, the leverage ratio was 7.5x as of June 30, 2011. The average leverage for the quarter was 7.6x, which is calculated as the daily weighted average repurchase agreement and other debt balance outstanding, excluding repurchase agreements for treasury securities, divided by the average month-ended equity for the quarter. Average leverage was 8.3x, pro forma, when average month-ended equity is adjusted to exclude the June 2011 follow-on equity offering that closed on June 28, 2011.

Of the $33.5 billion borrowed under repurchase agreements as of June 30, 2011, $13.5 billion had original maturities of 30 days or less, $11.8 billion had original maturities greater than 30 days and less than or equal to 60 days, $4.2 billion had original maturities greater than 60 days and less than or equal to 90 days and the remaining $4.0 billion had original maturities of 91 days or more. As of June 30, 2011, the Company had repurchase agreements with 26 financial institutions.

The Company’s interest rate swap positions as of June 30, 2011 totaled $22.2 billion in notional amount at an average fixed pay rate of 1.68%, a weighted average receive rate of 0.19% and a weighted average maturity of 3.6 years. During the quarter, the Company increased its swap position, including forward starting swaps ranging up to seven months, by $7.3 billion in conjunction with an increase in the portfolio size. The new swap agreements entered into during the quarter have an average term of approximately 3.9 years and a weighted average fixed pay rate of 1.44%. The Company enters into swaps with longer maturities with the intention of protecting its book value and longer term earnings potential.

The Company also utilizes interest rate swaptions to mitigate the Company’s exposure to larger changes in interest rates. During the quarter, the Company added $2.7 billion of payer swaptions at a cost of $36.3 million, while $700 million of payer and $250 million of receiver swaptions from previous quarters expired for a total loss of $3.9 million. As of June 30, 2011, the Company had $4.1 billion in payer swaptions outstanding at a market value of $36.4 million with an average maturity of 7.0 years.

As of June 30, 2011, 66% of the Company’s repurchase agreement balance and other debt were hedged through interest rate swap agreements. If net unsettled purchases and sales of securities are incorporated, this percentage declines to 62%. These percentages do not reflect the swaps underlying the payer swaptions noted above.

OTHER INCOME (LOSS), NET

During the quarter, the Company recorded $6.1 million in other loss, net, or $0.05 per share. Other loss is comprised of $93.9 million of net realized gains on sales of agency securities, $80.4 million of net realized losses on derivative and trading securities and $19.6 million of net unrealized losses, including reversals of prior period unrealized gains and losses realized during the current quarter, on derivative and trading securities that are marked-to-market in current income.

The net gains and losses (realized and unrealized) on derivative and trading securities generally represent instruments that are used to supplement the Company’s interest

American Capital Agency Corp.

July 26, 2011

rate swaps (such as swaptions and short or long positions in “to-be-announced” mortgage securities (“TBA’s”), Markit IOS total return swaps13 and treasury securities). Under accounting rules, these positions are not in hedge relationships and consequently changes in fair value are recorded in current income instead of shareholders’ equity. The Company uses these supplemental hedges to reduce its exposure to interest rates.

TAXABLE INCOME

Taxable income for the second quarter of 2011 was $1.56 per share, or $0.20 higher than GAAP net income per share for the quarter. The primary difference between tax and GAAP net income is unrealized gains and losses associated with derivatives marked-to-market in current income for GAAP purposes but excluded from taxable income until realized or settled. For the second quarter, $19.6 million of net unrealized losses, including prior period reversals, were recognized for GAAP but excluded from taxable income for the quarter.

NET ASSET VALUE

As of June 30, 2011, the Company’s net asset value per share was $26.76, or $0.80 higher than the March 31, 2011 net asset value per share of $25.96.

SECOND QUARTER 2011 DIVIDEND DECLARATION

On June 10, 2011, the Board of Directors of the Company declared a second quarter 2011 dividend of $1.40 per share payable on July 27, 2011, to stockholders of record as of June 23, 2011. Since its May 2008 initial public offering, the Company has paid or declared a total of $679.6 million in dividends, or $16.06 per share. After adjusting for the second quarter 2011 accrued dividend, the Company had approximately $78 million of undistributed taxable income as of June 30, 2011. Undistributed taxable income per share as of June 30, 2011 was $0.44 per share, a $0.02 per share increase from March 31, 2011.

BOARD OF DIRECTORS

At its meeting on July 26, 2011, the Company’s Board of Directors voted to increase the size of the Board by two and elected Robert M. Couch and Samuel A. Flax to the new positions.

“We are very excited to have Rob and Sam join our Board of Directors,” said Malon Wilkus, Chairman and Chief Executive Officer of AGNC. “Both of these Directors bring a wealth of insight and experience which will be invaluable to our Board, and I expect that they will play an integral role in guiding AGNC in the years ahead.”

Mr. Couch is President and Chief Executive Officer of ARK Real Estate Strategies, LLC and Counsel to Bradley Arant Boult Cummings, a Birmingham-based law firm. He is also a member of the Board of Directors of Prospect Holding Company, LLC, the parent company of Prospect Mortgage of Sherman Oaks, California.

[13]	Long total return swap positions on the Markit IOS index synthetically replicate the purchase of interest only securities funded at 1 month LIBOR

American Capital Agency Corp.

July 26, 2011

Mr. Couch is the former President of the Government National Mortgage Association (“Ginnie Mae”). As President of Ginnie Mae, Mr. Couch administered Ginnie Mae’s mortgage-backed securities program, valued at over $414 billion, and its $123 billion Real Estate Mortgage Investment Conduit program. Also, Mr. Couch served as General Counsel of the United States Department of Housing and Urban Development (“HUD”) from June 2007 to November 2008. Prior to his government service, Mr. Couch served as President and CEO of New South Federal Savings Bank. At the time, New South was the largest thrift in Alabama. An active member of the mortgage banking industry, Mr. Couch is the former Chairman and a member of the Board of Directors of the Mortgage Bankers Association of America.

Mr. Flax has served as Executive Vice President and Secretary of the Company and as Vice President and the Secretary of its manager, American Capital Agency Management, LLC, since their formation in 2008. Also, he has served as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of American Capital, Ltd. (“American Capital”) since 2005. Prior to joining American Capital, Mr. Flax was a partner in the corporate and securities practice group of the Washington, D.C. law firm of Arnold & Porter LLP from 1990 to 2005, where he was American Capital’s principal outside counsel.

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
	(unaudited)	(unaudited)		(unaudited)
Assets:
Agency securities, at fair value (including pledged assets of $35,117,998, $23,190,698, $12,270,909 and $8,321,498, respectively)	$39,925,707	$28,192,575	$13,510,280	$9,736,463
Cash and cash equivalents	625,850	300,574	173,258	115,266
Restricted cash	188,772	75,221	76,094	62,462
Interest receivable	139,265	102,438	56,485	42,034
Derivative assets, at fair value	86,064	142,047	76,593	11,344
Receivable for agency securities sold	1,251,624	298,320	258,984	350,056
Principal payments receivable	29,254	42,667	75,524	40,129
Receivable under reverse repurchase agreements	1,388,188	—	247,438	—
Other assets	1,846	1,121	1,173	1,052

Total assets	$43,636,570	$29,154,963	$14,475,829	$10,358,806

Liabilities:
Repurchase agreements	$33,505,142	$21,994,039	$11,680,092	$7,969,399
Other debt	61,757	67,845	72,927	80,822.00
Payable for agency securities purchased	3,336,485	3,504,600	727,374	1,223,064
Derivative liabilities, at fair value	290,286	92,658	78,590	113,900
Dividend payable	180,360	135,280	90,798	54,554
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	1,459,298	—	245,532	—
Accounts payable and other accrued liabilities	26,596	16,040	8,452	4,022

Total liabilities	38,859,924	25,810,462	12,903,765	9,445,761

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, 0 shares issued and outstanding, respectively	—	—	—	—
Common stock, $0.01 par value; 300,000 shares authorized, 178,509, 128,829, 64,856 and 38,967 shares issued and outstanding, respectively	1,785	1,288	649	390
Additional paid-in capital	4,682,070	3,314,119	1,561,908	880,571
Retained earnings	73,841	76,379	78,116	30,835
Accumulated other comprehensive income (loss)	18,950	(47,285)	(68,609)	1,249

Total stockholders’ equity	4,776,646	3,344,501	1,572,064	913,045

Total liabilities and stockholders’ equity	$43,636,570	$29,154,963	$14,475,829	$10,358,806

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2011	2010
Interest income:
Interest income	$264,728	$50,589
Interest expense	63,816	17,348

Net interest income	200,912	33,241

Other (loss) income, net:
Gain on sale of agency securities, net	93,892	29,585
Loss on derivative instruments and trading securities, net	(100,013)	(21,867)

Total other (loss) income, net	(6,121)	7,718

Expenses:
Management fees	12,423	2,314
General and administrative expenses	4,546	1,787

Total expenses	16,969	4,101

Net income	$177,822	$36,858

Net income per common share – basic and diluted	$1.36	$1.23

Weighted average number of common shares outstanding – basic and diluted	130,467	29,872

Dividends declared per common share	$1.40	$1.40

AMERICAN CAPITAL AGENCY CORP.

KEY PORTFOLIO CHARACTERISTICS*

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Average agency securities, at cost	$31,552,263	$19,361,473	$11,603,957	$7,751,068	$5,886,806
Average total assets, at fair value	$34,442,961	$20,472,785	$11,605,200	$8,454,760	$6,498,247
Average repurchase agreements	$28,668,011	$17,755,790	$10,813,568	$7,241,783	$5,548,225
Average stockholders’ equity	$3,785,199	$2,411,628	$1,291,127	$853,250	$705,466

Fixed-rate agency securities, at fair value – as of period end	$34,800,625	$22,875,909	$9,101,479	$5,647,393	$3,063,016
Adjustable-rate agency securities, at fair value – as of period end	$4,612,940	$4,915,994	$3,950,164	$3,630,469	$3,589,711
CMO agency securities, at fair value – as of period end	$265,099	$290,321	$401,898	$439,347	$483,667
Interest-only strips agency securities, at fair value – as of period end	$206,829	$110,351	$56,739	$19,254	$29,996
Principal-only strips agency securities, at fair value – as of period end	$40,215	$—	$—	$—	$—

Average coupon (1)	4.44%	4.58%	4.86%	5.03%	5.20%
Average asset yield (2)	3.35%	3.39%	3.48%	3.23%	3.44%
Average cost of funds (3)	0.89%	0.81%	0.90%	1.02%	1.07%
Average cost of funds – terminated swap amortization expense (4)	—	—	—	—	0.19%
Average net interest rate spread (5)	2.46%	2.58%	2.58%	2.21%	2.18%

Average actual CPR for securities held during the period	9%	13%	18%	15%	28%
Average forecasted CPR as of period end	10%	10%	12%	18%	20%

Leverage (average during the period) (6)	7.6:1	7.4:1	8.4:1	8.5:1	7.9:1
Leverage (as of period end) (7)	7.5:1	7.6:1	7.8:1	9.8:1	8.2:1

Expenses % of average assets (8)	0.20%	0.22%	0.23%	0.22%	0.25%
Expenses % of average stockholders’ equity (9)	1.80%	1.86%	2.03%	2.15%	2.33%

Net asset value per common share as of period end (10)	$26.76	$25.96	$24.24	$23.43	$23.54
Dividends declared per common share	$1.40	$1.40	$1.40	$1.40	$1.40
Annualized economic return (11)	34.0%	52.2%	37.4%	21.7%	35.5%
Net return on average stockholders’ equity (12)	18.8%	22.5%	42.4%	27.9%	21.0%

*	Average numbers for each period are weighted based on days on the Company’s books and records. All percentages are annualized.
(1)	Weighted average coupon for the period was calculated by dividing the Company’s total coupon (or cash) interest income on agency securities by the Company’s daily weighted average agency securities held.
(2)	Weighted average asset yield for the period was calculated by dividing the Company’s total interest income on agency securities, less amortization of premiums and discounts, by the Company’s daily weighted average agency securities held.
(3)	Weighted average cost of funds for the period was calculated by dividing the Company’s total interest expense, less amortization expense related to the termination of interest rate swaps, by the Company’s daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period.
(4)	Weighted average cost of funds related to terminated interest rate swap amortization expense was calculated by dividing the Company’s amortization expense by the Company’s weighted average repurchase agreements. The amortization expense associated with the termination of interest rate swaps was $—, $—, $—, $— and $2.6 million for the respective periods presented.
(5)	Net interest rate spread for the period was calculated by subtracting the Company’s weighted average cost of funds, net of interest rate swaps and terminated swap amortization expense, from the Company’s weighted average asset yield.
(6)

Leverage during the period was calculated by dividing the Company’s daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period by the Company’s average month-ended stockholders’ equity for the period. Average leverage for the quarter-ended

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July 26, 2011

June 30, 2011 was 8.3x, pro forma, when average equity is adjusted to exclude the June 2011 follow-on equity offering that closed on June 28, 2011.
(7)	Leverage at period end was calculated by dividing the sum of the amount outstanding under the Company’s repurchase agreements, net receivable / payable for unsettled agency securities and other debt by the Company’s total stockholders’ equity at period end.
(8)	Expenses as a % of average total assets was calculated by dividing the Company’s total expenses by the Company’s average total assets for the period.
(9)	Expenses as a % of average stockholders’ equity was calculated by dividing the Company’s total expenses by the Company’s average month-ended stockholders’ equity.
(10)	Book value per share was calculated by dividing the Company’s total stockholders’ equity by the Company’s number of shares outstanding.
(11)	Annualized economic return represents the sum of the change in net asset value over the period and dividends declared during the period over the beginning net asset value on an annualized basis.
(12)	Annualized net return on average stockholders’ equity for the period was calculated by dividing the Company’s net income by the Company’s average month-ended stockholders’ equity on an annualized basis. Average ROE was 21%, pro forma, when average equity is adjusted to exclude the June 2011 follow-on equity offering that closed on June 28, 2011.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

During the quarter, AGNC did not issue shares under the Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) through either direct stock purchases or dividend reinvestment.

AGNC’s Plan provides prospective investors and existing stockholders with a convenient and economical method to purchase shares of the Company’s common stock. By participating in the Plan, investors may purchase additional shares of common stock by reinvesting some or all of the cash dividends received on shares of the Company’s common stock. Investors may also make optional cash purchases of shares of the Company’s common stock subject to certain limitations detailed in the Plan prospectus. To review the Plan prospectus, please visit the Company’s Investor Relations website at www.AGNC.com.

STOCKHOLDER CALL

AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on July 27, 2011 at 8:00 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (877) 569-8701 (U.S. domestic) or +1 (574) 941-7382 (international). Please provide the operator with the conference ID number 84890133. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q2 2011 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the stockholder call combined with the slide presentation will be made available on the Company’s website after the call on July 27. In addition, there will be a phone recording available from 11:00 am ET July 27 until 11:59 pm ET August 10. If you are interested in hearing the recording of the presentation, please dial (800) 642-

American Capital Agency Corp.

July 26, 2011

1687 (U.S. domestic) or +1 (706) 645-9291 (international). The conference ID number is 84890133.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.commailto:.

ABOUT AMERICAN CAPITAL AGENCY CORP.

American Capital Agency Corp. is a real estate investment trust (“REIT”) that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital Agency Management, LLC, an affiliate of American Capital. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $37 billion in assets under management and eight offices in the U.S., Europe and Asia. American Capital and its affiliates will consider investment opportunities from $10 million to $300 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this release includes non-GAAP financial information, including our taxable income and certain financial metrics

American Capital Agency Corp.

July 26, 2011

derived based on taxable income, which management uses in its internal analysis of results, and believes may be informative to investors. Taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include temporary differences for unrealized gains and losses on derivative instruments and trading securities recognized in income for GAAP but excluded from taxable income until realized or settled, differences in the CPR used to amortize premiums or accrete discounts as well as treatment of start-up organizational costs, hedge ineffectiveness, and stock-based compensation and permanent differences for excise tax expense. Furthermore, taxable income can include certain estimated information and is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company. The Company believes that these non-GAAP financial measures provide information useful to investors because taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with our taxable income and certain financial metrics derived based on such taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because taxable income is an incomplete measure of the Company’s financial performance and involves differences from net income computed in accordance with GAAP, taxable income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company’s financial performance. In addition, because not all companies use identical calculations, our presentation of our estimated taxable income may not be comparable to other similarly-titled measures of other companies.